Exhibit 99.1
Perspecta Announces Financial Results for Third Quarter of Fiscal Year 2019

•	Revenue of $1.08 billion up 49% year-over-year and up slightly year-over-year on a pro forma basis

•	Net income down 63% year-over-year; adjusted net income up 12% year-over-year on a pro forma basis

•	Diluted earnings per share down 68% year-over-year; adjusted diluted EPS up 12% on a pro forma basis

•	Adjusted EBITDA up 12% on a pro forma basis with adjusted EBITDA margin of 16.9%

•	Bookings of $1.7 billion (book-to-bill ratio of 1.6x) will drive long-term growth

•	Raising fiscal year 2019 guidance for all metrics

Chantilly, Va., Feb. 13, 2019 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the third quarter of fiscal year 2019, which ended December 31, 2018.
“With another strong quarter of operations, Perspecta is building a solid track record of execution,” said Mac Curtis, president and chief executive officer, Perspecta. “Our third quarter performance speaks to our differentiated market position, as we leverage innovation across the entire company to create compelling solutions for our customers and drive important new wins. Our focus on mission-essential work has positioned us well to thrive in any budget environment.”
Summary Operating Results (Unaudited)

	Three Months Ended
(in millions, except margin and per share data)	December 31, 2018	December 31, 2017*
Revenue	$1,075	$722
Income before taxes	48	45
Operating Margin	4.5%	6.2%
Net income	38	104
Diluted earnings per share (EPS)	0.23	0.73

Non-GAAP Measures*:
Revenue	$1,075	$1,071
Adjusted Net Income	77	69
Adjusted EBITDA	182	163
Adjusted EBITDA Margin	16.9%	15.2%
Adjusted Diluted EPS	0.47	0.42

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for non-GAAP financial items to the most directly comparable GAAP financial items are provided under Reconciliation of Non-GAAP Financial Measures at the end of this press release. Note that amounts for the three months ended December 31, 2017 are pro forma and that revenue for the three months ended December 31, 2018 is a GAAP measure.

On May 31, 2018, Perspecta became an independent company through consummation of the spin-off by DXC Technology Company (DXC) of its U.S. Public Sector Business (USPS) and merger of USPS with

Vencore Holding Corp. (Vencore) and KGS Holding Corp. (KeyPoint). On June 1, 2018, Perspecta began trading on the New York Stock Exchange. Accordingly, results provided in accordance with U.S. generally accepted accounting principles (GAAP) through May 31, 2018, reflect the operations of USPS and thereafter reflect the combined operations of USPS, Vencore and KeyPoint. To aid investors and analysts with year-over-year comparability, Perspecta presents certain pro forma financial information that combines the stand-alone USPS, Vencore and KeyPoint financial information as if the mergers had taken place on April 1, 2017. Also, Perspecta provides adjusted results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process. The tables in Reconciliation of Non-GAAP Financial Measures at the end of this press release provide all appropriate reconciliations from pro forma and adjusted results to GAAP.
Revenue for the quarter was $1.08 billion, up 49 percent compared to the third quarter of fiscal year 2018, primarily as a result of the mergers. Revenue for the quarter was up slightly from pro forma revenue for the third quarter of fiscal year 2018. Continued growth in background investigations support and ramp-ups of new Department of Defense programs offset the completion of a large engineering support contract for the Kennedy Space Center in December 2017.
Income before taxes for the third quarter of fiscal year 2019 was $48 million (4.5 percent operating margin), which was up 7 percent from $45 million (6.2 percent operating margin) in the third quarter of fiscal year 2018. The year-over-year decrease in operating margin is due in part to the $17 million in separation, integration and restructuring expenses and an increase in interest expense of $37 million associated with the debt from the mergers. Net income was $38 million, or $0.23 per diluted share. Net income was down 63 percent from the third quarter of fiscal year 2018, which included a tax benefit of $59 million as a result of the enactment of the Tax Cuts and Jobs Act of 2017.
Adjusted net income was $77 million for the third quarter, which was up 12 percent year-over-year on a pro forma basis. Adjusted EBITDA was $182 million for the third quarter, up 12 percent compared to pro forma adjusted EBITDA for the third quarter of fiscal year 2018; adjusted EBITDA margin improved from 15.2 percent (pro forma) to 16.9 percent over the same period. The year-over-year increase in profitability primarily reflects strong program execution on fixed price programs as well as cost synergies associated with the mergers. Adjusted diluted earnings per share for the third quarter was $0.47, up 12 percent compared to pro forma adjusted diluted EPS for the third quarter of fiscal year 2018.
Segment Operating Results (Unaudited)
For the three months ended December 31, 2018, Defense and Intelligence segment revenue of $709 million increased by $34 million, or 5 percent compared to pro forma revenue from the same period of the prior year. Major drivers of the year-over-year increase include continued growth in background investigations support and ramp ups of new Department of Defense programs.

Civilian and Health Care segment revenue of $366 million decreased by $30 million, or 8 percent compared to pro forma revenue from the same period of the prior year, with $26 million of the revenue decrease due to the successful completion in fiscal year 2018 of a large engineering support contract for the Kennedy Space Center.
Defense and Intelligence adjusted segment operating margin for the third quarter of fiscal year 2019 improved to 13.8 percent from 10.4 percent (pro forma) in the third quarter of fiscal year 2018. Civilian and Health Care adjusted segment operating margin for the third quarter of fiscal year 2019 decreased to 12.0 percent from 15.9 percent (pro forma) in the third quarter of fiscal year 2018. Total adjusted segment operating profit for the third quarter of fiscal year 2019 increased to $142 million from $133 million (pro forma) in the third quarter of fiscal year 2018 even though depreciation and amortization excluding acquisition-related intangibles amortization increased $10 million.
Cash Management and Capital Deployment
Perspecta generated $57 million of net cash provided by operating activities in the third quarter of fiscal year 2019. Quarterly adjusted free cash flow was $33 million, or 43 percent of adjusted net income.
During the third quarter of fiscal year 2019, Perspecta deployed $32 million to pay down debt and returned $29 million to shareholders, including $8 million as part of its regular quarterly cash dividend program and $21 million in share repurchases (less than $1 million of which was settled after the end of the third quarter). At quarter end, Perspecta had $100 million in cash and cash equivalents, $600 million of undrawn capacity in its revolving credit facility, and $2.8 billion in total debt, including $289 million in capital lease obligations. Management believes Perspecta’s steady cash flows and $700 million of total liquidity provides substantial financial flexibility to manage the business.
On February 13, 2019, the Board of Directors declared that Perspecta would pay a cash dividend of $0.05 per share on April 16, 2019 to Perspecta stockholders of record at the close of business on March 27, 2019.
Contract Awards
Contract awards (bookings) totaled $1.7 billion in the third quarter of fiscal year 2019, representing a book-to-bill ratio of 1.6x. New business awards constituted approximately 35 percent of the total awards in the third quarter.
Included in the quarterly bookings were several particularly important single-award prime contracts:

•
Next Generation Enterprise Network (NGEN) Extension. Perspecta received an eight-month, $485 million contract extension from the U.S. Department of the Navy for the continuation of IT services under the NGEN contract. Under NGEN, Perspecta operates the Navy Marine Corps Intranet (NMCI), the world’s largest intranet, with approximately 350,000 seats representing 700,000 Navy and Marine Corps uniformed and civilian users. This extension is incremental to the one-year, $787 million award in the second quarter of fiscal year 2019 and enables Perspecta to provide the Navy and Marine Corps with uninterrupted IT and network security services through May 2020.

•
Veterans Health Information Systems and Technology Architecture (VistA) Support. Under a potential five-year, $155 million contract from the Department of Veterans Affairs (VA), Perspecta will continue to maintain and support VistA, the agency’s electronic health records (EHR) system. Perspecta will provide a full range of technical, managerial and administrative services as well as execute an expertise center that will be used to diagnose and troubleshoot complex issues.

•
United States Air Force (USAF) Enterprise Logging Phase 2 (EL2). The USAF awarded Perspecta a new five-year, $71 million contract to increase cyber situational awareness by implementing an enterprise-wide logging architecture.

In addition, Perspecta won a large multiple-award Indefinite Delivery, Indefinite Quantity (IDIQ) contract that is not included in bookings but supports future growth:

•
United States Army’s Information Technology Enterprise Solutions 3 Services (ITES-3S). Perspecta was awarded a prime contract under the ITES-3S program, which has an estimated potential ceiling value of $12 billion for all awardees over nine years. Under the contract, Perspecta will compete for task orders to provide the U.S. Army with a full range of enterprise-level IT services and solutions to satisfy and support its Enterprise Network Vision worldwide.

Perspecta’s backlog of signed business orders at the end of third quarter of fiscal year 2019 was $10.4 billion, which was up 3 percent compared to the second quarter of fiscal year 2019. Funded backlog at the end of the third quarter was $2.2 billion, an increase of 12 percent sequentially.
Forward Guidance
Perspecta is raising its previously announced fiscal year 2019 guidance to reflect strong quarterly results and positive outlook. The table below provides the current and previous guidance ranges for pro forma revenue, pro forma adjusted EBITDA margin, pro forma adjusted diluted EPS, and pro forma adjusted free cash flow conversion (as a percentage of pro forma adjusted net income). All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets; stock-based compensation expenses; restructuring, separation, transaction, and integration-related costs; mark-to-market changes associated with pension and other post-retirement benefit plans; and other non-recurring items. Perspecta is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant effect on future GAAP results.

Measure	Current FY19 Guidance	Prior FY19 Guidance
Pro Forma Revenue (millions)	$4,235 - $4,260	$4,200 - $4,250
Pro Forma Adjusted EBITDA Margin	17.1% - 17.3%	16.5% - 17.0%
Pro Forma Adjusted Diluted EPS	$1.90 - $1.95	$1.85 - $1.95
Pro Forma Adjusted Free Cash Flow Conversion	100%+	95%+
John Kavanaugh, Perspecta CFO, commented, “Our strong performance to date in fiscal year 2019 enables us once again to raise our outlook for the year. This performance is a testament to the hard work of all of our employees, who have delivered for our customers while integrating one Perspecta. The large volume of wins and our culture of disciplined execution provide an excellent foundation for fiscal year 2020.”
Conference Call
Perspecta executive management will hold a conference call on Feb. 13, 2019, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and investors may participate on the conference call by dialing 888-317-6016 (domestic), 855-669-9657 (Canada), or 412-317-6016 (international). The conference call will be webcast simultaneously through a link on the Investor Relations section of the Perspecta website. A replay of the conference call will be available on the Investor Relations section of the Perspecta website approximately two hours after the conclusion of the call.
About Perspecta Inc.
At Perspecta (NYSE: PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 260+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of more than 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. These statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, including, but not limited to, risks relating to (i) our relationships with the U.S. federal government, or any state or local governments or changes in such governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (ii) delay in completion of the U.S. federal government’s budget process; (iii) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (iv) our ability to compete effectively in the competitive bidding process; (v) delays, contract terminations or cancellations of our major contract awards; (vi) our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; (vii) problems or delays in the development, delivery, transition or enhancement of products and services; (viii) failure of third parties to deliver on commitments under contracts with us; (ix) failure to be awarded task orders under our indefinite delivery, indefinite quantity contracts; and (x) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations adverse to us; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the year ended March 31, 2018, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
M. Stuart Davis
Vice President, Investor Relations
703-547-0300
stuart.davis@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Combined Statements of Operations
(preliminary and unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share amounts)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenue	$1,075	$722	$2,936	$2,104

Costs of services (excludes depreciation and amortization and restructuring costs)	816	550	2,226	1,632
Selling, general, and administrative (excludes depreciation and amortization and restructuring costs)	76	51	226	132
Depreciation and amortization	76	46	214	116
Restructuring costs	1	3	3	10
Separation and integration-related costs	19	27	84	44
Interest expense, net	37	—	84	7
Other expense (income), net	2	—	(26)	—
Total costs and expenses	1,027	677	2,811	1,941

Income before taxes	48	45	125	163
Income tax expense (benefit)	10	(59)	34	(13)
Net income	$38	$104	$91	$176

Earnings per common share (a):
Basic	$0.23	$0.73	$0.55	$1.24
Diluted	$0.23	$0.73	$0.55	$1.24

(a) Earnings per share information for the three and nine months ended December 31, 2017, is computed using the 142.43 million shares of Perspecta common stock resulting from the distribution by DXC, as Perspecta did not operate as a stand-alone entity during the period and therefore, no Perspecta common stock, options or other equity awards were outstanding and no dividends were declared or paid by Perspecta.

Selected Condensed Consolidated Combined Balance Sheet Data
(preliminary and unaudited)

	As of
(in millions)	December 31, 2018	March 31, 2018
Assets
Cash and cash equivalents	$100	$—
Receivables, net of allowance for doubtful accounts of $1 and $0	487	354
Other receivables	58	—
Prepaid expenses and other current assets	158	74
Deferred contract costs	40	21
Total current assets	843	449
Property and equipment, net of accumulated depreciation of $119 and $66	354	290
Goodwill	3,272	2,022
Intangible assets, net of accumulated amortization of $220 and $98	1,406	897
Other assets	191	21
Total assets	$6,066	$3,679

Liabilities
Current maturities of long-term debt	$79	$—
Current capital lease liability	140	160
Accounts payable	268	195
Accrued payroll and related costs	94	17
Accrued expenses and other current liabilities	356	180
Deferred revenue and advance contract payments	28	53
Income taxes payable	48	—
Total current liabilities	1,013	605
Non-current portion of long-term debt	2,384	—
Non-current capital lease liability	149	144
Non-current deferred tax liabilities	111	176
Other long-term liabilities	212	25
Total liabilities	3,869	950
Commitments and contingencies
Total stockholders' equity	2,197	2,729
Total liabilities and stockholders’ equity	$6,066	$3,679

Condensed Consolidated Combined Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended		Nine Months Ended
(in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net income	$38	$104	$91	$176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76	46	214	116
Stock-based compensation	4	4	7	4
Deferred income taxes	(6)	(71)	(17)	(71)
Gain on sale of assets	—	—	(25)	—
Other non-cash charges, net	1	3	(13)	10
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	82	8	78	37
Prepaid expenses and other current assets	(4)	(15)	(22)	(20)
Accounts payable and accrued liabilities	(115)	1	(23)	99
Deferred revenue and advanced contract payments	(26)	(5)	(13)	3
Income taxes payable	14	—	20	—
Other operating activities, net	(7)	(2)	(3)	(7)
Net cash provided by operating activities	57	73	294	347
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(312)	—
Extinguishment of Vencore HC and KGS HC debt and related costs	—	—	(994)	—
Proceeds from sale of assets	1	—	25	—
Purchases of property, equipment and software	(1)	(3)	(12)	(8)
Payments for outsourcing contract costs	(1)	(3)	(7)	(9)
Net cash used in investing activities	(1)	(6)	(1,300)	(17)
Cash flows from financing activities:
Principal payments on long-term debt	(32)	—	(82)	—
Proceeds from debt issuance	—	—	2,500	—
Payment of debt issuance costs	(3)	—	(46)	—
Proceeds from revolving credit facility	—	—	50	—
Payments on revolving credit facility	—	—	(50)	—
Payments on lease liability	(42)	(41)	(124)	(117)
Repurchases of common stock	(22)	—	(43)	—
Repurchases of common stock to satisfy tax withholding obligations	(1)	—	(1)	—
Dividend to DXC	—	—	(984)	—
Dividends paid to Perspecta stockholders	(8)	—	(17)	—
Net transfers to Parent	—	(26)	(88)	(213)
Net cash provided by (used in) financing activities	(108)	(67)	1,115	(330)
Net increase (decrease) in cash and cash equivalents, including restricted	(52)	—	109	—
Cash and cash equivalents, including restricted, at beginning of period	161	—	—	—
Cash and cash equivalents, including restricted, at end of period	109	—	109	—
Less restricted cash and cash equivalents included in prepaid expenses and other current assets	9	—	9	—
Cash and cash equivalents at end of period	$100	$—	$100	$—

Reconciliation of Non-GAAP Financial Measures
To aid investors and analysts with year-over-year comparability for the combined businesses of USPS, Vencore and KeyPoint, Perspecta is including certain pro forma financial information that combines the stand-alone USPS and Vencore and KeyPoint financial information as if the acquisition had taken place on April 1, 2017. These pro forma results include a full period of Vencore and KeyPoint results and assess the impact of interest, depreciation and amortization, recurring elements of pension income, and other costs as if the spin-off and mergers had occurred at the beginning of the period. Perspecta is also including adjusted results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process.
The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Pro Forma Revenue (Unaudited)

PERSPECTA INC.
PRO FORMA REVENUE (Unaudited)

(in millions)	Three Months Ended December 31, 2017
Revenue (a)	$722
Historical Vencore revenue (b) (c)	349
Pro forma revenue	$1,071

Notes:
(a) For the three months ended December 31, 2017, GAAP results reflect the operations of USPS.
(b) Revenue prior to the May 31, 2018 mergers is from the most closely corresponding reporting period, which is October 1, 2017 to December 31, 2017, for the three months ended December 31, 2017.
(c) In this and all subsequent tables, financial data for "Vencore" includes the combined results of Vencore Holding Corp. and KGS Holding Corp.

Adjusted EBITDA, Net Income, and Diluted Earnings Per Share (Unaudited)

Adjusted EBITDA excludes the following items: mark-to-market adjustments to the pension and other post-employment benefit (OPEB) programs, stock-based compensation, and the fiscal year 2018 start-up costs associated with the National Background Investigations Bureau (NBIB) program. There were no mark-to-market changes in either the current or year-ago quarterly periods. Adjusted net income and adjusted diluted earnings per share also exclude acquisition-related intangible amortization.

PERSPECTA INC.
UNAUDITED ADJUSTED EBITDA, ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2018

(in millions)	Perspecta for the Three Months Ended December 31, 2018	Effect of Spin-Off and Mergers	Adjusted
Net income	$38	$—	$38
Income tax expense	10	—	10
Interest expense, net	37	—	37
Depreciation and amortization	76	—	76
EBITDA	161	—	161
Restructuring costs	1	—	1
Separation and integration costs	19	—	19
Stock-based compensation	4	—	4
Separation related cost	(3)	—	(3)
Adjusted EBITDA	$182	$—	182
Depreciation and amortization			(76)
Amortization of acquired intangibles			37
Interest expense, net			(37)
Earnings before taxes			106
Income tax expense (a)			29
Adjusted net income			$77
Adjusted diluted EPS (b)			$0.47

Notes:
(a)
Represents income tax expense utilizing an adjusted effective tax rate of approximately 27% that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization.

(b)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 164.54 million.

Pro Forma Adjusted EBITDA, Net Income, and Diluted Earnings Per Share (Unaudited)

Previously, in its Current Report on Form 8-K filed on July 19, 2018, Perspecta provided reconciliations of pro forma adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted diluted earnings per share to net income. The pro forma presentations of these measures contained in this press release differ for three reasons:

•	In the Current Report on Form 8-K filed on July 19, 2018, Perspecta provided separate reconciliations of (1) pro forma adjusted EBITDA and (2) pro forma adjusted net income and pro forma adjusted diluted earnings per share. In the current press release, Perspecta has updated this presentation to combine the separate reconciliations and to apply a pro forma effective tax rate of 34 percent in the reconciliations for pro forma adjusted net income and pro forma adjusted diluted earnings per share for fiscal year 2018. This change adjusts for the effects of implementing the Tax Cuts and Jobs Act of 2017 for purposes of comparison to the financial results for fiscal year 2019.

•
As required by the SEC, the pro forma presentations in the Current Report on Form 8-K filed on July 19, 2018, were prepared in accordance with Article 11 of Regulation S-X. Conversely, the pro forma presentations in this press release are prepared in accordance with using ASC 805, which requires a different treatment of “non-recurring” costs.

•
The pro forma presentations in the Current Report on Form 8-K filed on July 19, 2018, were based on a preliminary valuation of intangibles reflected in Amendment 3 to the Form 10 filed on April 30, 2018. Perspecta received a new valuation report as of July 20, 2018, with updated preliminary fair values of net tangible assets purchased, including intangibles, and has reflected this update in this press release.

PERSPECTA INC.
UNAUDITED PRO FORMA ADJUSTED EBITDA, ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2017

(in millions)	Historical USPS for the Three Months Ended December 31, 2017	Historical Vencore for the Three Months Ended December 31, 2017	Effect of Spin-Off and Mergers	Pro Forma
Net income (loss)	$104	$20	$(32)	$92
Income tax expense (benefit)	(59)	(20)	(16)	(95)
Interest expense, net	—	20	9	29
Depreciation and amortization	46	7	16	69
EBITDA	91	27	(23)	95
Restructuring costs	3	—	1	4
Separation and integration costs	27	—	—	27
Pension and OPEB actuarial and settlement losses	—	(2)	30	28
Stock-based compensation	4	5	(5)	4
NBIB adjustment	—	5	—	5
Adjusted EBITDA	$125	$35	$3	163
Depreciation and amortization				(69)
Amortization of acquired intangibles				40
Interest expense, net (a)				(29)
Earnings before taxes				105
Income tax expense (b)				36
Adjusted net income				$69
Adjusted diluted EPS (c)				$0.42

Notes:
(a)
Pro Forma interest expense is derived based on the average of the applicable one-month LIBOR rates for the three month period ended June 30, 2018 to enhance comparability to the period during which the debt was established.

(b)	Represents the income tax impact of the adjustments to net income using an estimated effective tax rate of approximately 34%.
(c)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 165.70 million.

Adjusted EBITDA Margin and Pro Forma Adjusted EBITDA Margin (Unaudited)

Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue, and pro forma adjusted EBITDA margin is calculated as the ratio of pro forma adjusted EBITDA to pro forma revenue.

PERSPECTA INC.
ADJUSTED EBITDA MARGIN AND PRO FORMA ADJUSTED EBITDA MARGIN (Unaudited)

	Three Months Ended
(in millions except for margin)	December 31, 2018		December 31, 2017 (a)
Adjusted EBITDA	$182		$163
Revenue	$1,075	1,071	$1,071
Adjusted EBITDA margin	16.9%		15.2%

Notes:
(a)	Amounts for the three months ended December 31, 2017 are pro forma.

Adjusted Free Cash Flow (Unaudited)
Perspecta defines adjusted free cash flow as the sum of net cash provided by operating activities and net cash used in investing activities adjusted for certain items, such as (i) payments on lease liabilities, (ii) business acquisitions, dispositions, and investments, (iii) payments and amortization related to restructuring activities, (iv) payments on restructuring, transaction and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

PERSPECTA INC.
ADJUSTED FREE CASH FLOW (Unaudited)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2018

(in millions)	Perspecta for the three months ended December 31, 2018
Net cash provided by operating activities	$57
Net cash used in investing activities	(1)
Acquisitions net of cash acquired, and other (a)	—
Payments on lease liability (b)	(42)
Payments on restructuring, transaction and integration-related costs	19
Adjusted free cash flow	$33

Notes:
(a)	Includes payments for outsourcing contract costs and proceeds from sale of assets.
(b)	Represents payments on capital leases.

PERSPECTA INC.
PRO FORMA ADJUSTED FREE CASH FLOW (Unaudited)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2017

(in millions)	Perspecta for the three months ended December 31, 2017	Historical Vencore for the three months ended December 31, 2017	Pro Forma for the three months ended December 31, 2017
Net cash provided by operating activities	$73	$31	$104
Net cash used in investing activities	(6)	(4)	(10)
Acquisitions net of cash acquired, and other (a)	3	—	3
Payments on lease liability (b)	(41)	—	(41)
Payments on restructuring, transaction and integration-related costs	2	2	4
Adjusted free cash flow	$31	$29	$60

Notes:
(a)	Represents outsourcing contract costs.
(b)	Represents payments on capital leases.

Segment Operating Results (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments—Defense and Intelligence, which provides services to the Department of Defense (DoD), intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. The following tables summarize revenue and segment operating profit by reportable segment:

PERSPECTA INC.
RECONCILIATION OF REPORTABLE SEGMENT PROFIT TO INCOME BEFORE TAXES (Unaudited)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2018 AND 2017

	Three Months Ended
(in millions)	December 31, 2018	December 31, 2017
Total profit for reportable segments	$111	$79
Less:
Stock-based compensation	4	4
Restructuring costs	1	3
Separation and integration-related costs	19	27
Interest expense, net	37	—
Other unallocated, net	2	—
Income before taxes	$48	$45

PERSPECTA INC.
REVENUE AND ADJUSTED SEGMENT OPERATING PROFIT (Unaudited)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2018

(in millions)	Perspecta for the three months ended December 31, 2018	Adjustments for the three months ended December 31, 2018 (a)	Adjusted for the three months ended December 31, 2018
Revenue
Defense and Intelligence	$709	$—	$709
Civilian and Health Care	366	—	366
	$1,075	$—	$1,075

Segment operating profit
Defense and Intelligence	$85	$13	$98
Civilian and Health Care	26	18	44
	$111	$31	$142

Notes:
(a)	Represents adjustments for amortization of acquired intangibles and separation-related, integration and other costs, which are included in the segment results of operations.

PERSPECTA INC.
PRO FORMA REVENUE AND ADJUSTED SEGMENT OPERATING PROFIT (Unaudited)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2017

(in millions)	Historical USPS for the three months ended December 31, 2017	Historical Vencore and Adjustments for the three months ended December 31, 2017 (a)	Pro Forma Adjusted for the three months ended December 31, 2017
Revenue
Defense and Intelligence	$374	$301	$675
Civilian and Health Care	348	48	396
	$722	$349	$1,071

Segment operating profit
Defense and Intelligence	$31	$39	$70
Civilian and Health Care	48	15	63
	$79	$54	$133

Notes:
(a)	Includes adjustments for amortization of acquired intangibles and separation-related, integration and other costs, which are in the segment results of operations.